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FISHER COMMUNICATIONS, INC.
(Name of Registrant as Specified in Its Charter)

FRONTFOUR MASTER FUND, LTD. EVENT DRIVEN PORTFOLIO FRONTFOUR CAPITAL GROUP, LLC DAVID A. LORBER MATTHEW GOLDFARB STEPHEN LOUKAS JOHN F. POWERS JOSEPH J. TROY
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FrontFour Master Fund, Ltd., together with the other participants named herein (collectively, “FrontFour “), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of four director nominees at the 2011 annual meeting of shareholders of Fisher Communications, Inc., a Washington corporation (the “Company”).

Item 1:  On April 26, 2011, FrontFour issued the following press release:

FrontFour Delivers Letter to Fisher Communications Stockholders

Criticizes Current Board for its Failed Operating and Acquisition Strategy and Refusal to be Held Accountable for its Decisions

Urges Stockholders to Vote the GREEN Proxy Card TODAY to Elect FrontFour’s Qualified and Experienced Nominees Who are Determined to Significantly Improve Stockholder Value

NEW YORK, April 26 /PRNewswire/ -- FrontFour Master Fund, Ltd., an affiliate of FrontFour Capital Group LLC (collectively, “FrontFour”), today announced that it has delivered a letter to stockholders of Fisher Communications, Inc. (Nasdaq:FSCI).

The full text of the letter follows:

April 26, 2011
Dear Fellow Fisher Communications, Inc. Stockholder:

FELLOW STOCKHOLDERS -- WE CANNOT ALLOW FISHER’S CURRENT BOARD TO CONTINUE TO PRESIDE OVER THE DESTRUCTION OF STOCKHOLDER VALUE

THE COMPANY IS SPINNING A WEB OF MISLEADING INFORMATION TO CONFUSE THE REAL ISSUES IN THIS ELECTION AND TO HIDE THE FAILURE OF THE CEO AND BOARD TO EXECUTE ON THEIR OPERATING AND ACQUISITION STRATEGY

THE CURRENT BOARD REFUSES TO BE HELD ACCOUNTABLE FOR ITS DECISIONS

FrontFour Master Fund, Ltd., together with its affiliates (collectively, “FrontFour”), is a long-term stockholder of Fisher Communications, Inc. (“Fisher” or the “Company”). We are seeking your support to elect highly qualified candidates to the Board of Directors of Fisher at its 2011 Annual Meeting of Stockholders.

You may have recently become aware that on April 21, 2011 the Company sent a letter to stockholders which contains misleading and baseless assertions.  This is part of a continuing campaign to distract from the real underlying issue at hand -- the continued poor operating performance and destructive acquisition strategy of the Company under the current Board.  Interestingly, at the Gabelli & Company forum on April 21, 2011, the Company made no attempt to bring up any of the points contained in its letter. Do they too believe their own letter has no merit and is full of emotional and baseless statements?

STOCKHOLDERS SHOULD NOT BE FOOLED BY SUCH UNFOUNDED
AND HOLLOW ASSERTIONS

It was clear when FrontFour started this election contest that Fisher would say anything to avoid addressing the serious issues facing the Company and owning up to its failures.  We knew this would happen.  In the Company’s latest letter they once again attempt to mischaracterize our intentions and by so doing, show a lack of respect for stockholders.

Let us say once again so the record is absolutely clear:

•	This election is not about us seeking to take control of Fisher, nor is it even possible given the cumulative voting regime for the election of directors.

•
This election is not about us trying to push through the Huntingdon offer. We have already stated publicly that FrontFour does not believe the Huntingdon offer provides full value for Fisher, and FrontFour has never pushed Fisher to accept the offer.

This election is about accountability and charting a new course for value creation.

THE COMPANY CONTINUES TO FAIL TO TAKE ACTIONS TO ADDRESS ITS POOR STOCK PRICE AND POOR OPERATING PERFORMANCE

FrontFour was compelled to run this election contest because after having one representative on the Board for two years, we were unable to get the Board to take the necessary steps to improve stockholder value.  Let us look at one example.  We believe the Company should have taken more proactive steps toward returning capital to stockholders rather than waste over $90 million on ill-conceived acquisitions.  Mr. Lorber lobbied strongly for the Company to buy back its bonds once on the Board and had to persuade members of the Board each time.  Still, enough has not been done as the Board continues to push aside other significant issues.

HOW MUCH LONGER CAN YOU AFFORD TO HAVE A CEO AND BOARD THAT REFUSES TO ACCEPT ACCOUNTABILITY FOR THEIR DECISIONS?

At the forum last week, the Company’s CEO addressed the long history of missed expectations and low operating margins by making excuses, the most dubious of which being that the broadcast industry has been a very difficult industry since she took the CEO position in 2005 and that the most recent 2009 period did not help. We question that assertion as competitors have consistently been able to outperform Fisher’s margins over this period of time.  Clearly, the Company’s CEO does not get it.  Also, if it was such a difficult time, then why did the Board approve the acquisition of the Bakersfield assets for $55 million at industry peak multiples?  What has been the result?  No significant improvement in operating margins.

Also at last week’s forum, a significant stockholder took to task the CEO and the Fisher Board for their poor performance, lack of transparency and all-around disregard for stockholders.

CAN YOU TRUST THE CEO AND CURRENT BOARD TO MAKE PROPER CAPITAL ALLOCATION DECISIONS?

In a recent investor presentation, the Company apparently agrees with our assertion that it lacks scale stating “While Fisher has less scale relative to its public pure-play TV broadcasting peers, management is executing upon a well developed strategy to build scale.”  Given this statement, we have serious concerns that the Company is looking to continue to pursue an acquisition strategy.  The CEO and Board have proven to be poor capital allocators, and we do not want corporate assets to be wasted any further.

To set the record straight, Fisher stockholders should be seriously concerned with Fisher’s poor track record on capital allocation, as evidenced by three notable acquisitions completed under the current CEO for a total of $91.6 million. Yet, despite these investments and during the same period, Fisher’s stock declined by a stunning 48%, representing a total stockholder loss of $173 million. We believe that such underperformance is unacceptable and wish to ensure that such mistakes are not repeated.

In light of this, can stockholders trust Fisher’s CEO and Board to make responsible and prudent investment decisions? In the event that the Company carries through with the sale of Fisher Plaza, can stockholders be sure that the resulting capital will be allocated properly and competently? It’s all about trust. Fisher’s CEO and Board need to earn it, and so far, stockholders have good reason to be skeptical.

THE COMPANY IS ONLY SHOWING YOU THE NUMBERS IT WANTS YOU TO SEE!  ALL THE HOMESPUN NUMBERS IN THE WORLD CAN’T HIDE THE COMPANY’S UNDERPERFORMANCE!

On conference calls investors have asked management to provide more data around the acquisitions so that investors can properly assess management’s ability to make acquisitions. Management has refused to provide such data. In fact, in management’s latest discussion of performance the Company highlights revenue and EBITDA growth, yet fails to separate out revenue relating to the acquisitions.  In a slide, the Company specifically highlights revenue growth from 2006 to 2010 of $18 million. So, the Company spent more than $90 million on acquisitions, yet has only grown its total revenues by $18 million?

Ms. Brown has stated on conference calls that margin improvement is a primary operational goal for the Company.  Why didn’t we see any slides in the investor presentation or in the Company’s letters about how margins have improved?  Clearly, they don’t highlight margins because margins have not improved, even taking into account these costly acquisitions. How can stockholders trust the information Fisher tries to spin?

WE ARE CONCERNED WITH THE COMPANY’S CURRENT REACTIONARY PATH

The Board has been reactionary rather than proactive.  The Company has dismissed multiple acquisition offers.  In April 2008 an offer was made to purchase the entire Company for $43 to $45 per share, which represented a 35% to 45% premium to market at the time. In May 2008, the Company announced its intention to sell Fisher Plaza. In June 2008, stockholders found out about the April offer not from the Company, but from another stockholder through a filing with the SEC.

Only after FrontFour announced its intention to run a proxy contest did the Company retain a financial advisor to explore alternatives for maximizing the value of Fisher Plaza. Why not announce a mandate to maximize the value of all assets? Maximizing the value of a single asset in isolation may not be the best means to maximize the value of all assets of the Company. Is this Board just trying to placate stockholders?  It is imperative to undertake a full review of all possible strategic options available for the Company before pursuing such a real estate transaction in isolation.

If elected, our nominees will seek to have the Board carry out an operational and strategic analysis of all alternatives to maximize stockholder value, including ways to monetize Fisher Plaza.  Also, our nominees will demand that the current financial advisor pursue a robust analysis of the entire Company so that the Board is well informed and evaluates all strategic options to maximize stockholder value.

FRONTFOUR’S NOMINEES ARE HIGHLY QUALIFIED AND EXPERIENCED AND HAVE A PLAN TO ENHANCE VALUE AT FISHER

FrontFour has nominated the following four highly qualified director candidates: John F. Powers, Joseph J. Troy, Matthew Goldfarb and Stephen Loukas.  Collectively, our nominees have a wide range of expertise across multiple industries at both the operating and Board level.  Throughout their respective careers, our nominees have demonstrated an ability to create value for their respective stakeholders in various complex and challenging scenarios.

THE TIME FOR MEANINGFUL CHANGE AT FISHER IS NOW! VOTE TODAY TO ENSURE THE RESPONSIBLE STEWARDSHIP OF YOUR INVESTMENT

Our Interests are Directly Aligned with ALL Stockholders

VOTE FOR CHANGE AT FISHER NOW – PLEASE SIGN, DATE AND MAIL THE ENCLOSED GREEN PROXY CARD TODAY!

If you have any questions, require assistance with submitting you GREEN proxy card, or need additional copies of the proxy materials, please contact:

D.F. King & Co., Inc.
48 Wall Street
New York, NY 10005

Banks & Brokerage firms please call: 212-269-5550

Stockholders call toll-free: 800-659-6590